Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement and General Release (this “Agreement”) dated December 21, 2016 is entered into by and between Susan Hall (“Ms. Hall”) and Endo Health Solutions Inc. (the “Company”), a wholly-owned subsidiary of Endo International plc (“Endo”). Ms. Hall and the Company may be referred to herein as the “Parties.”

WHEREAS, Ms. Hall is serving as Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality, pursuant to an Agreement entered into on March 6, 2014 (the “Employment Agreement”);

WHEREAS, Ms. Hall is also party to an Expatriate Assignment Agreement Addendum dated February 12, 2015 (the “Expatriate Addendum”), which provides certain benefits to Ms. Hall during her expatriate assignment;

WHEREAS, the Parties have agreed that Ms. Hall will cease to serve as Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality, and her employment with the Company shall terminate; and

WHEREAS, the Parties desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Ms. Hall’s entitlements and continuing obligations in connection with her termination of employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2.
Termination Date. The Parties agree that on the date hereof, Ms. Hall shall cease serving as Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality (the “Transition Date”), and effective as of such date, Ms. Hall hereby resigns from all positions she holds as an executive officer with respect to the Company and its affiliates. Following the Transition Date, Ms. Hall shall serve as Strategic Advisor for Branded Pharmaceuticals until her last day of employment with the Company on March 31, 2017 (the “Termination Date”). For the avoidance of doubt, if Ms. Hall’s employment terminates prior to March 31, 2017 as a result of her death or Disability (as defined in the Employment Agreement), such earlier date of termination shall be treated as the Termination Date under this Agreement and the Company shall provide Ms. Hall with the payment and benefits set forth in Section 3 of this Agreement. Effective as of the Termination Date, Ms. Hall hereby resigns from all positions she holds with respect to the Company, Endo and their respective affiliates. The Company shall continue to pay Ms. Hall at her current rate of base salary and continue all of her benefits (including equity vesting) through the Termination Date, in accordance with and subject to the terms of the Employment Agreement and the Expatriate Addendum; provided, however, that Ms. Hall shall not be eligible to receive a grant of equity compensation in 2017 nor shall Ms. Hall be eligible for any merit increases in 2017. For the avoidance of doubt, the Company shall pay Ms. Hall’s bonus compensation in respect of 2016 at the same time generally paid to other similarly situated executives, and such bonus shall be determined on a basis consistent with past practice and as applied to other similarly situated executives.

3.
Remuneration Upon Termination. The Parties acknowledge that in connection with Ms. Hall’s termination of employment with the Company, she shall be entitled to (or eligible for, as the case may be) the following:

(a)
the Company shall pay Ms. Hall all accrued but unpaid base salary, accrued and unpaid vacation on the next payroll date following the Termination Date, unreimbursed business expenses incurred by Ms. Hall in accordance with the Employment Agreement (which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Ms. Hall), any compensation Ms. Hall has previously deferred (to the extent vested as of the Termination Date) subject to the terms and conditions of the applicable deferred compensation plans in which Ms. Hall participates, and any amount or benefit payable to Ms. Hall as provided under any pension or retirement benefit plan or program of the Company or any of its affiliates in accordance with the terms thereof;

(b)
subject to Ms. Hall executing the general release of claims attached hereto as Annex A (the “Release”) within twenty-one (21) days following the Termination Date and not revoking her consent to such Release, the Company shall pay Ms. Hall her Pro Rata Bonus based on actual performance for 2017 relative to the performance goals applicable to Ms. Hall, with such amount payable at such time the Incentive Compensation is paid to employees who have not experienced a termination of employment;

(c)
subject to Ms. Hall executing the Release within twenty-one (21) days following the Termination Date and not revoking her consent to such Release, the Company shall pay Ms. Hall an amount equal to two (2) times the sum of Ms. Hall’s Base Salary and Target Bonus as in effect immediately prior to the Termination Date, which shall be payable in a lump sum within sixty (60) days following the Termination Date;

(d)
subject to Ms. Hall executing the Release within twenty-one (21) days following the Termination Date and not revoking her consent to the Release, Ms. Hall shall receive continued coverage for herself and her eligible dependents under any health, medical, dental, vision and life insurance programs in which she was eligible to participate as of the Termination Date for twenty-four (24) months following the Termination Date on the same basis as active employees, which such twenty-four month period shall run concurrently with the COBRA period, and which coverage shall become secondary to any coverage provided to Ms. Hall by a subsequent employer and to any Medicare coverage for which Ms. Hall becomes eligible; provided, that in the event (i) such continued coverage, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties to the Company, or (ii) Ms. Hall is not eligible for such continued coverage, by reason of the terms of such plans or any changes thereto, this provision shall terminate and the Parties shall, in good faith, negotiate for a substitute provision that provides substantially similar benefits to Ms. Hall but does not result in such tax or other penalties to the Company;

(e)
subject to Ms. Hall executing the Release within twenty-one (21) days following the Termination Date and not revoking her consent to the Release, the Company shall reimburse Ms. Hall for reasonable, documented expenses incurred by Ms. Hall for the transportation of her personal items from Dublin, Ireland to a location of her choosing, with taxes in respect of such reimbursement payment to be treated in accordance with the Company’s expatriate policy in effect on the Termination Date;

(f)
subject to Ms. Hall executing the Release within twenty-one (21) days following the Termination Date and not revoking her consent to the Release and Ms. Hall satisfying her obligations under Section 4 of this Agreement, the Company shall pay for tax preparation services on Ms. Hall’s behalf by a tax consultant designated by the Company in respect of Ms. Hall’s 2016 and 2017 tax years; provided that Ms. Hall shall be responsible for all taxes incurred in connection with the provision of such assistance;

(g)
subject to Ms. Hall executing the Release within twenty-one (21) days following the Termination Date and not revoking her consent to the Release, the Company shall reimburse Ms. Hall for the documented fees incurred by Ms. Hall for the early termination of the lease for her apartment located in Malvern, Pennsylvania (equal to up to two months’ rent); provided that Ms. Hall shall be responsible for all taxes incurred in connection with the provision of such assistance; and

(h)
each equity award held by Ms. Hall outstanding as of the Termination Date shall be treated in accordance with the applicable equity plan and award agreement. For the avoidance of doubt, any vested stock options shall remain exercisable for one year following the Termination Date (or, if sooner, the expiration of their original term).

4.	Consulting Services.

(a)
For a period beginning on the Termination Date and ending six months following the Termination Date (the “Consulting Period”), Ms. Hall agrees to perform for the Company services related to company business and legal matters as reasonably directed by the Board of Directors of Endo (the “Board”) and/or Chief Executive Officer of Endo (the “Services”) and commensurate with Ms. Hall’s prior level of position and knowledge.  The Parties reasonably expect that the performance of the Services will not require Ms. Hall to work more than twenty percent (20%) of the average level of services performed by Ms. Hall during the thirty-six (36) months immediately preceding the Termination Date. All Services will be performed by Ms. Hall with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Ms. Hall will comply fully with all applicable laws, and all applicable policies of Endo and its affiliates. Ms. Hall may perform the Services from a mutually agreed location, with any travel as may be necessary to fulfill such Services.

(b)	In exchange for the Services performed hereunder:

(i)	the Company agrees to pay Ms. Hall an aggregate amount equal to $250,000 in cash, which shall be payable in substantially equal portions no less frequently than monthly;

(ii)
the Company shall reimburse Ms. Hall for any reasonable and documented out of pocket travel, lodging and meal expenses incurred by Ms. Hall in providing the Services, provided that they are consistent with the Company’s travel policy (as applicable to Ms. Hall immediately prior to her Termination Date) and that appropriate proof of expenditure is provided;

(iii)
without limiting the generality of Section 10 herein, the Company shall provide Ms. Hall with indemnification and advancement of expenses equivalent to the indemnification and advancement of expenses she was receiving immediately prior to the Termination Date.

(c)
Ms. Hall may terminate the Services by written notice at any time.  The Company may terminate the Services only for Cause.  Upon a termination of the Services under this Section 4(c), no further payments or benefits shall be due to Ms. Hall under Section 4(b) of this Agreement except for any accrued but unpaid consulting fees, unreimbursed expenses or other amounts due through the date of termination of the Services.

(d)
In all matters relating to the Services, Ms. Hall shall be acting as an independent contractor. Neither Ms. Hall, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of the Company under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws.  Ms. Hall will be solely responsible for all income, business or other taxes such as social security and unemployment payable as a result of fees paid for the Services.  Ms. Hall shall not sign any agreements or make any commitments on behalf of the Company or its affiliates, or bind the Company or its affiliates in any way, nor shall Ms. Hall make any public statements on behalf of or with respect to the Company and its affiliates, in each case without prior express written authorization from the Company.

5.	Confidentiality. The Article entitled “Records and Confidential Data” as set forth in Section 10 of the Employment Agreement shall continue to apply.

6.	Restrictive Covenants.

(a)
The Article entitled “Covenant Not to Solicit, Not to Compete, Not to Disparage, to Cooperate in Litigation” as set forth in Section 11 of the Employment Agreement, is incorporated by reference herein (other than Section 11(d) of the Employment Agreement which is superseded in its entirety by Section 7 of this Agreement) and the eighteen (18) month period set forth therein shall commence upon the Termination Date; provided, however, that “any third party, or any business, whose business competes” for all purposes of Section 11(b) of the Employment Agreement (including with respect to entities with which the Company has a product licensing agreement) shall be revised to mean any third party or business whose branded products or services compete with any products or services (both on the market and in development) of the branded pharmaceuticals business of Endo or any of its affiliates as of the Termination Date that constitutes more than 5% of the revenue of Endo’s branded pharmaceuticals business and its affiliates as of the Termination Date (for the avoidance of the doubt, the proviso in subsection 11(b)(i) shall continue to apply). The Company’s right to injunctive relief and additional remedies as set forth in Section 12 of the Employment Agreement shall continue to apply.

(b)
Pursuant to 18 U.S.C. Section 1833(b), Ms. Hall shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Ms. Hall's attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Ms. Hall files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Ms. Hall may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Ms. Hall (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(c)
Notwithstanding anything set forth in this Agreement to the contrary, Ms. Hall shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Ms. Hall required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

7.	Cooperation.

(a)
Ms. Hall agrees to reasonably cooperate with Endo and its affiliates in all matters concerning: (i) requests for information about the services or advice Ms. Hall provided to the Company during her employment with the Company, its affiliates and their predecessors; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, its affiliates and their predecessors which relate to events or occurrences that transpired while Ms. Hall was employed by the Company, its affiliates or their predecessors; or (iii) any inquiry, administrative proceeding, investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Ms. Hall was employed by the Company, its affiliates and their predecessors. Ms. Hall’s cooperation shall include: (A) being available to meet and speak with officers or employees of the Company, the

Company’s counsel or any third-parties at the request of the Company at mutually convenient times and locations, (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions, (C) producing all documents in Ms. Hall’s possession or control that Ms. Hall is reasonably requested to produce, (D) executing accurate and truthful documents, and (E) taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Such cooperation shall be subject to Ms. Hall’s business and personal commitments and shall not require Ms. Hall to cooperate against her own legal interests or the legal interests of any future employer of her. Ms. Hall will not furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any proceeding or legal action involving the Company, its affiliates and their predecessors; provided, that, following the eighteen month anniversary of the Termination Date, such prohibition shall not extend to any such actions taken by Ms. Hall on behalf of (A) Ms. Hall’s then current employer, (B) any entity with respect to which Ms. Hall is then a member of the board of directors or managers, as applicable, or (C) any non-publicly traded entity with respect to which Ms. Hall is a 5% or more equity owner (or an affiliate of any such entities referenced in clause (A), (B) or (C)). Nothing in this provision shall require Ms. Hall to violate her obligation to comply with valid legal process. Ms. Hall agrees that, in the event she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to her employment by the Company, Ms. Hall will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure.

(b)
The Company agrees to promptly reimburse Ms. Hall for reasonable expenses reasonably incurred by her in connection with her cooperation pursuant to Section 7(a) above (including reasonable travel, lodging and meal expenses and reasonable attorney fees in the event Ms. Hall reasonably determines that separate legal counsel appropriate). Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which such expenses are incurred.

8.
Representations. Ms. Hall represents and agrees that, except for any concerns which she has previously identified to the Company or of which the Board is aware, she is not aware of and has not engaged in any violations of any laws, rules or regulations with respect to any accounting, financial, reporting, regulatory or any other matters at the Company or its affiliates by any of their respective officers, directors, employees, agents or any other person providing services to them. The Company represents and agrees that, as of the date hereof, the Company is not aware of any violations of laws, rules or regulations by Ms. Hall in the performance of her duties on behalf of the Company or of any claims or actions that it might reasonably be expected to have against her.

9.
Other Company Policies. Ms. Hall agrees that she shall continue to be bound by and comply with the terms of Ms. Hall’s confidentiality obligations to the Company and any other policies of Endo and its affiliates that survive termination of employment and shall comply fully with such policies during the Consulting Period.

10.
Indemnification. From and after the date hereof, Ms. Hall shall be indemnified by the Company (and be covered by applicable directors’ and officers’ liability insurance policies) to the extent provided for in Section 14(c) of the Employment Agreement.

11.
Fees and Expenses. The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $10,000, incurred by Ms. Hall in connection with the negotiation of this Agreement. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred. Ms. Hall is responsible for any taxes that may be due based upon the value of the fees and expenses reimbursed by the Company. Ms. Hall agrees that she has had the opportunity to consult with legal counsel of her choice in connection with the drafting, negotiation and execution of this Agreement.

12.
Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

13.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. Any dispute hereunder may be adjudicated in any Federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which Ms. Hall maintains her principal residence or her principle place of business.

14.
Entire Agreement. This Agreement sets forth the entire agreement between Ms. Hall and the Company concerning the termination of Ms. Hall’s employment and the provision of consulting services, and, except as otherwise provided herein, this Agreement supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement. No modification, waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Chief Executive Officer of Endo at such time.

15.
Incorporation by Reference. Sections 14(a), 14(c), 14(e), 14(j), 14(n), 14(o), 14(r) and 15 of the Employment Agreement (but applicable in each case to this Agreement rather than to the Employment Agreement) shall be incorporated herein by reference.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Lawrence Cunningham
Name:	Lawrence Cunningham
Title:	EVP, HR

EXECUTIVE

By:	/s/ Susan Hall
Name:	Susan Hall

[SEPARATION AGREEMENT SIGNATURE PAGE]

Annex A

1.    FOR AND IN CONSIDERATION of the payments and benefits provided in Section 3(b), (c), (d), (e), (f) and (g) of the Separation Agreement between Executive and the Company dated as of December 21, 2016 (the “Separation Agreement”), Executive, for herself, her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement (as defined in the Separation Agreement); (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, any claim arising under the provisions of the False Claims Act; 31 U.S.C. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law and/or the applicable state or local law or ordinance against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release; (g) any rights Executive may have that arise under (and that are preserved by) the Separation Agreement; and (h) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and

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agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Releasees.

2.    Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.    Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Chief Legal Officer, Endo, 1400 Atwater Drive, Malvern, PA 19355. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.    It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.    The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding

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brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the application of any choice of law rules that would result in the application of another state’s laws. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

__________________________________        ______________________
ENDO HEALTH SOLUTIONS INC.             Susan Hall

Dated:____________________            Dated:__________________

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